Exhibit 99.1

COMPANY CONTACT
Elda Rudd
724 Solutions
(805) 884-8303
erudd@724.com

724 Solutions Discloses Receipt of Privatization Proposal from Austin Ventures

Santa Barbara, CA (February 28, 2006) - 724 Solutions (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, announced today that it has received a proposal from Austin Ventures to acquire all of the outstanding common shares of 724 Solutions not owned by Austin Ventures for cash consideration of US$3.07 per common share.

Austin Ventures has proposed that the transaction be effected by way of a court-approved plan of arrangement.  In addition to court approval, the transaction would require the approval of the shareholders of 724 Solutions, including by way of a majority of the votes cast by holders other than Austin Ventures and related parties.  Options to purchase common shares of 724 Solutions would also be cashed out as part of the acquisition.

Based on public filings and the company’s records, 724 Solutions believes that Austin Ventures, through Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P and Austin Ventures VIII, L.P., beneficially owns 547,854 common shares of 724 Solutions and holds approximately US$8.9 million in convertible promissory notes of 724 Solutions (including interest on those notes accrued to the date of this release) convertible into 2,902,096 common shares as of the date of this release.  Further, individuals affiliated with Austin Ventures beneficially own 5,162 common shares of 724 Solutions.  Assuming conversion of those notes, but no conversion of outstanding stock options, the shareholdings of Austin Ventures’ and its affiliated individuals would represent approximately 38% of 724 Solutions’ common shares.

724 Solutions had previously formed a Special Committee composed entirely of directors who are independent of management and of Austin Ventures to consider potential value enhancing strategic transactions for 724 Solutions’ shareholders.  This Special Committee, in consultation with the company’s financial and legal advisors, will review and consider the Austin Ventures proposal, as well as other potential means to maximize shareholder value, and will respond in due course having regard to all applicable legal and regulatory requirements.  The evaluation by the Special Committee is independent of ongoing company operations.

“During the period in which the Special Committee evaluates this proposal, our focus and commitment will remain on our customers and partners and the execution of our strategy to deliver market differentiated solutions that enable the Unwired Lifestyle TM,” says John Sims, Chief Executive Officer of 724 Solutions.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators and virtual network operators to rapidly deploy flexible and open next generation IP-based network and data services.  The company’s solutions enable the Unwired Lifestyle TM, 724’s vision of how people will use mobile data services to enhance and enrich their professional and private lives with services relevant to their specific needs, with user communities preserved across generations of technology and with data services as reliable as voice.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses and individuals will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects, and potential transactions proposed to and being considered by us. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results and events to differ materially from those projected or anticipated, including the risk and possibility that 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, the possibility that the transaction proposed to us as described herein will not be acceptable to us or otherwise consummated, and if consummated, may be on different and potentially less favorable terms than those set out, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.